Exhibit 10.42

GLOBAL EAGLE ENTERTAINMENT INC.
4553 GLENCOE AVENUE, SUITE 300
MARINA DEL REY, CA 90292

July 30, 2014

Wale Adepoju

Re: Offer of Employment

Dear Wale:
Global Eagle Entertainment Inc. (the “Company”) is pleased to offer you (“you” or “Executive”) employment on the following terms:
1.    Position. Your title will be Executive Vice President and Chief Commercial Officer reporting to the Chief Executive Officer of the Company. This is a full-time position in the Company’s Marina Del Rey, CA location. By signing this letter agreement (this “Agreement”), you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.    Period of Employment. Subject to Section 10 below, your employment with the Company commenced as of May 1, 2014 (“Commencement Date”) and will continuing until you resign from the Company or your employment with the Company is terminated (the “Employment Period”).
3.    Cash Compensation. Effective as of the Commencement Date, the Company will increase your current “base” salary to the rate of $400,000 per year, less applicable withholdings and payroll taxes, payable in accordance with the Company’s standard payroll schedule (the “Base Salary”). In addition to the Base Salary, during the Employment Period, the Executive shall be entitled, upon achieving individual and Company performance goals to be determined by the Board of Directors of the Company (the “Board”) in its sole discretion, to an annual bonus in an amount determined by the Board in its sole discretion. Executive’s target bonus for each year shall equal 50% of the Executive’s Base Salary, and will not exceed 100% of the Executive’s Base Salary. The Board shall determine the objectives for each fiscal year within the first 30 days of such year or, in the case of 2014, within 30 days of the date hereof. Such bonus, if any, shall be paid to the Executive by March 15th of the year following the year in which the bonus was earned. The Company reserves the right, but is not required, to adopt a bonus plan, pursuant to the terms of which the above bonus is provided, including a bonus plan that is intended to award performance-based compensation that is exempt from the deduction limit under Section 162(m) of the Internal Revenue Code (the “Code”).
4.    Equity Incentive. In connection with your employment with AIG AG, you were previously granted a total of 500,000 options pursuant to the Incentive Stock Option Agreement dated as of September 16, 2013 and that Stock Option Agreement dated as of September 16, 2013 (the “Prior Grant Agreements”). You will be granted options to purchase an additional 100,000 shares of the Company’s common stock (the “Subsequent Grant”). The exercise price per share will be equal to the fair market value per share on the date the option is granted. The options are subject to the terms and conditions applicable to options granted under the Company’s 2013 Equity Incentive Plan (the “Plan”). 25% of your option shares pursuant to the Subsequent Grant will vest after 12 months of continuous service from the Commencement Date, and the balance will vest in equal monthly installments over the following 36 months of continuous service, as described in the Plan; provided, that, in the event of a Change of Control (as defined

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below) and the termination of your employment without Cause (as defined below) within the twelve (12) month period following the Change of Control, all of your unvested shares pursuant to the Prior Grant Agreements and the Subsequent Grant will immediately vest. Any shares of Common Stock that you acquire through the exercise of any vested options may be subject to certain repurchase rights of the Company, as further set forth in the Plan.
5.    Severance Pay. If, during the Employment Period, your employment with the Company is terminated by the Company with Cause, or if you resign for other than Good Reason (as defined below), then you will only be entitled to receive your base salary through the date of termination and will not be entitled to any other salary, bonus, severance, compensation or benefits from the Company or affiliates thereafter, other than those expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If your employment with the Company is terminated by the Company without Cause or you die, become disabled or terminate employment for Good Reason during the Employment Period, and, within twenty-one (21) days of your termination you execute a general release in favor of the Company, its subsidiaries and their affiliates in the form provided by the Company and such release becomes effective and is not revoked, and you comply with the terms of this Agreement, you will be entitled to receive your base salary and medical benefits for a period equal to six (6) months after the date of termination. The severance payments payable to you pursuant to this offer letter will be paid over the six (6) months after the date of termination in accordance with the Company’s normal payroll practices. For purposes of this offer letter, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause the Company or any of its Subsidiaries material public disgrace, disrepute or economic harm, (iv) repeated failure to perform duties as reasonably directed by the Board and/or the Company’s principal executive officer, (v) gross negligence or willful misconduct with respect to the Company or affiliates or in the performance of your duties hereunder, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, its subsidiaries or any of their affiliates, or (vii) materially violating this Agreement or any of the terms of the Company’s, its subsidiaries’ or any of their affiliates’ written rules or policies provided to you which, if curable, is not cured to the Board’s satisfaction within fifteen (15) days after written notice thereof to you. For purposes of this Agreement, “Good Reason” shall mean (i) the Executive is assigned duties materially inconsistent with the Executive’s position as set forth in Section 1 of this Agreement, provided that any such assignment of duties (x) shall only constitute “Good Reason” during the ninety (90) day period following the date of such assignment (after which it shall be deemed waived by the Executive if prior thereto the Executive has not exercised his right to resign for “Good Reason”), (y) shall not constitute “Good Reason” when it is an isolated action not taken in bad faith and that is remedied promptly after written notice thereof by the Executive to the Company, and (z) shall not constitute “Good Reason” if the Executive shall have consented to the performance thereof or (ii) any breach of a material term of this Agreement by the Company, which breach is not cured within thirty (30) days following written notice to the Company of such breach, or (iii) the Company requiring the Executive, without the Executive’s prior consent, to be permanently based at any office located more than forty-five (45) miles from the Company’s headquarters, excluding travel reasonably required in the performance of the Executive’s duties hereunder and travel consistent with the Executive’s activities prior to the Effective Date.
6.    Change in Control. For purposes of this Agreement, “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Employer with or into another entity or any other corporate reorganization, if persons who were not the ultimate equity owners of the Employer immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporations of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of the Employer’s assets; A transaction shall not constitute a Change in Control if its principal purpose is to combine the entities comprising the Employer, change the state of the Employer’s incorporation or to

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create a holding company that will be owned in substantially the same proportions by the ultimate equity owners of the Employer’s securities immediately before such transaction.
7.    Employee Benefits. You will be entitled to receive standard employee benefits made available by the company to its employees to the full extent of your eligibility. Details of these benefits will be provided to you under separate cover. At present, the Company offers medical, dental, vision, and 401K plans. The Company shall reimburse you for all reasonable business expenses actually incurred or paid by you in the performance of your services on behalf of the Company in accordance with the Company’s expense reimbursement policy. Annual vacation days are not defined for senior executives within the Company. Personal time away is important and can be taken at anytime with approval of your direct manager. You will be entitled to the standard holidays normally observed by the Company during the year.
8.    Expense Reimbursement. In accordance with Employer’s travel and expense reimbursement policies, Employer shall reimburse Employee for all business travel. Employer will also reimburse other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the term of Employee’s employment. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policies and procedures, as well as applicable federal and state tax record-keeping requirements. You will continue to receive the previously agreed upon monthly housing cost reimbursement and car allowance until September 30th, 2014. In addition, upon termination of your employment, the Company will reimburse you for reasonable costs in connection with relocating you and your family and your personal belongings to England, up to a cap of $50,000.
9.    Proprietary Information and Inventions Agreement. As a condition of your employment with the Company, please sign the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Attachment A.
10.    Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
11.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Chief Executive Officer. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
12.    Special Tax Payment. Solely with respect option shares granted pursuant to the Incentive Stock Option Agreement dated as of September 16, 2013 described in Section 4 above and that first become exercisable in 2014 and do not qualify as incentive stock options under the Code (the “Target Shares”), the Company will make a lump sum cash payment to Executive in the amount of the Excess Income Tax due from Executive upon the exercise and sale of such Target Shares; provided, that, the foregoing shall not apply in any circumstance where the remaining shares of Executive’s Incentive Stock Option Agreement do not qualify as incentive stock options at the time of the exercise of the Target Shares. For purposes of the Agreement, “Excess Income Tax” shall mean the differential between the ordinary income tax rate applicable to Executive under the Code and applicable state law and the capital gains tax rate applicable to Executive under the Code and applicable state law.

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13.    Section 409A.
A.    Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will become payable under this Agreement until you have a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”). Further, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), and the severance payable to you, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Benefits that are otherwise payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
B.    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 13(A) above. Any severance payment that entitles you to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(8)(v) shall not constitute a Deferred Compensation Separation Benefit.
C.    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined herein) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 12(A) above.
D.    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.
E.    Any Deferred Compensation Separation Benefits will not commence until (x) the sixtieth (60th) day following your separation from service, or (y) if later, such time as required by Section 13(A). Except as required by Section 13(A), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the sixtieth (60th) day payment requirement of the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this Agreement. In no event will you have discretion to determine the taxable year of payment of any Deferred Compensation Separation Benefits.
F.    Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in compliance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the

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period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in- kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in the Agreement, Company shall not make any deductions for money or property that you owe to the Company, or offset or otherwise reduce any sums that may be due or become payable to or for your account, from amounts due to you. Your right to any compensation shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors or borrowing.
G.    The parties intend that any compensation, benefits and other amounts payable or provided to you set forth in this letter be exempt to the maximum extent possible from Section 409A of the Internal Revenue Code of 1986, as amended.
14.    Withholding/280G. The Company and its subsidiaries will be entitled to deduct or withhold from any amounts owing to the Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company or any of its subsidiaries or the Executive’s ownership interest in the Company or any of its Subsidiaries or its parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its subsidiaries does not make such deductions or withholdings, the Executive will indemnify and hold harmless the Company and its Subsidiaries for any amounts paid to Executive with respect to any such Taxes (but not including any penalties or interest due thereon, all of which shall be the responsibility of the Company). Notwithstanding any provision of this Agreement or any plan to the contrary, if all or any portion of the payments or benefits received or realized by Executive pursuant to this Agreement either alone or together with other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company or any of its Subsidiaries or its parent would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and/or any corresponding and applicable state law provision, the payments or benefits provided to Executive under this Agreement will be reduced by reducing the amount of payments or benefits payable to Executive to the extent necessary so that no portion of Executive’s payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code and any corresponding and/or applicable state law provision. In the event such a reduction in payments or benefits is required, the reduction shall be applied in a manner to minimize the total payments and benefits reduced by first reducing payments and benefits a greater percentage of which are treated as parachute payments. Notwithstanding the foregoing, a reduction will be made under the previous sentence only if, by reason of that reduction, Executive’s net after tax benefit exceeds the net after tax benefit he or she would realize if the reduction were not made. For purposes of this paragraph, “net after tax benefit” means the sum of (i) the total payments or benefits received or realized by Executive pursuant to this Agreement all or a portion of which would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, plus (ii) all other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company and any of its Subsidiaries all or a portion of which would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (iii) the amount of FICA taxes and federal or state income taxes payable with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate (without considering deductibility of state tax for federal tax purposes) for each year in which payments or benefits are realized by Executive (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by Section 4999 of the Code and any corresponding and applicable state law provision.
15.    Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company with respect to your employment by the Company or any of its affiliates, except for any agreements related to previously issued equity incentive compensation. For the avoidance of doubt, this Agreement supersedes any agreement regarding employment

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Executive had with Advanced Inflight Alliance AG or any of its subsidiaries or affiliates and Executive renounces any right to receive any further compensation or benefits pursuant to such agreements, except for reimbursement of as yet unpaid expenses.
* * * * *
You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to the undersigned. Your employment is also contingent upon your starting work with the Company on or before the Commencement Date.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT, INC.

	By:	/s/ David M. Davis

	Printed Name:	/s/ David M. Davis

	Title:	Chief Financial Officer

I have read and accept this employment offer:

/s/ Wale Adepoju
Signature of Wale Adepoju

Dated: August, 6, 2014

Attachment

Attachment A: Confidentiality, Proprietary Information and Invention Assignment

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ATTACHMENT A
GLOBAL EAGLE ENTERTAINMENT INC.
EMPLOYEE STATEMENT & AGREEMENTS REGARDING
CONFIDENTIALITY, PROPRIETARY INFORMATION
AND INVENTION ASSIGNMENT
In consideration of and as a condition of my employment and continued employment with Global Eagle Entertainment Inc., its subsidiaries, affiliates, successors or assigns (together “Global Eagle”), and my receipt of the salary and other compensation to be paid to me by Global Eagle, I, the undersigned employee, do hereby agree to the following (this “Agreement”):
1. PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS
Global Eagle is an electronics, entertainment and services firm engaged in the research, development, manufacturing, sale, support and provision of electronic and communication systems, entertainment content, content logistics and processing, and components and materials for providing broadband internet, video and voice services on aircraft (the “Business of Global Eagle”).
The success of Global Eagle depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to the Business of Global Eagle, and to which employees may acquire knowledge or have access to during the course of their employment by Global Eagle. All such information is hereinafter collectively referred to as “Proprietary Information.” Proprietary Information shall be broadly defined. It includes all information, data, trade secrets or know- how that has or could have commercial value or other utility in the Business of Global Eagle or in which it contemplates engaging. Proprietary Information also includes all information the unauthorized disclosure of which is or could be detrimental to the interests of Global Eagle, whether or not such information is identified as confidential or proprietary information by Global Eagle.
Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can prove was known by me prior to the commencement of my employment with Global Eagle or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to Global Eagle without fault on my part. I do not know any information, data, trade secrets or know-how that would be Proprietary Information but for this provision.
The success of Global Eagle also depends upon the timely disclosure of inventions made by Global Eagle employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.
In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A.	PREVIOUS EMPLOYMENT
I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former

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employer(s), if any. I agree to read my agreement(s), if any, with my former employers(s) with respect to proprietary information and to abide by all the terms and conditions set forth therein.

B.	PROPRIETARY INFORMATION
Proprietary Information of Global Eagle. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of Global Eagle, except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action. I agree not to remove any materials relating to the work performed at Global Eagle without the prior written permission of the Board of Directors of Global Eagle. Upon request by Global Eagle at any time, including the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom Global Eagle has a business relationship, learned or acquired by me during the course of my employment by Global Eagle. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason.

C.	COPYRIGHT & MASK WORKS
All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business of Global Eagle, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of Global Eagle, its successors, assigns or other legal representatives.

D.	INVENTIONS
With the exception of “EXEMPT” inventions, as defined herein, any and all inventions, including original works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment by Global Eagle (hereinafter referred to as “Global Eagle Inventions”) shall be the sole and exclusive property of Global Eagle, its successors, assigns, designees, or other legal representatives (“Global Eagle Representatives”) and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to Global Eagle all of my right, title and interest in such Global Eagle Inventions.
I agree to keep and maintain adequate and current written records of all Global Eagle Inventions and their development that I make (solely or jointly with others) during the period of employment. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by Global Eagle. The records will be available to and remain the sole property of Global Eagle at all times.

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I shall, without further compensation or consideration, but at no expense to me:

(a)	Communicate to Global Eagle any facts known by me respecting said Global Eagle Inventions;

(b)
do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or Global Eagle Representatives, with regard to said Global Eagle Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Global Eagle Inventions, and for perfecting, affirming, recording and maintaining in Global Eagle and Global Eagle Representatives sole and exclusive right, title and interest in and to the Global Eagle Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)
generally cooperate to the fullest extent in all matters pertaining to said Global Eagle Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Global Eagle Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

An “EXEMPT” invention is one which:

(a)	was developed entirely on my own time without using Global Eagle equipment, supplies, facilities, or trade secret information;

(b)	does not relate at the time of conception or reduction to practice of the invention to Global Eagle business, or to its actual or demonstrably anticipated research or development; and

(c)	does not result from any work performed by me for Global Eagle.
Inventions which I consider to be “EXEMPT” but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.
I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. If Global Eagle is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Global Eagle Inventions or original works of authorship assigned to Global Eagle as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.
Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Agreement.

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NOTICE UNDER SECTION 2872
This Agreement has been drafted to be in conformance with Section 2870 of Article 3.5 (INVENTIONS MADE BY EMPLOYEE) of the Labor Code of the State of California as amended 1991 and, as required by Section 2872, notification is hereby given that this Employment Agreement does not apply to an invention which qualifies as an “EXEMPT” invention under the provisions of Section 2870. Global Eagle reserves the right to modify Provision D to conform to applicable state or federal law. Please note that your obligations under this Agreement may change pursuant to changes in the law of the State of California. California Labor Code Section 2870 reads as follows:
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
2. NON-COMPETITION AND NON-SOLICITATION
I acknowledge and agree that Global Eagle is entitled to protect its legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of Global Eagle. I also acknowledge that the nature of the business of Global Eagle is such that the on-going relationship among Global Eagle and its employees, clients and customers is material and has a significant effect on the ability of Global Eagle to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

A.	NON-COMPETITION
During the period of my employment, I will use my best efforts, skill and judgment to promote and advance Global Eagle’s business interests and refrain from competing, directly or indirectly, with Global Eagle.

B.	NON-SOLICITATION
During the period of my employment and for one (1) year thereafter (the “Restricted Period”), I will not, without Global Eagle’s prior written consent, directly or indirectly, induce, knowingly solicit or encourage to leave the employment of Global Eagle, any employee of Global Eagle.
I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect Global Eagle’s legitimate business interests and to prevent unfair competition. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.
3. ARBITRATION
Any and all claims or controversies arising out of or relating to my employment, the termination thereof, or otherwise arising between the parties hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration

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before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Global Eagle shall be solely responsible for all costs of the arbitration other than the amount of the then-current filing fee charged by the Superior Court of the State of California for filing a complaint. That amount of that filing fee shall be borne by me and applied to any fee that the arbitrator shall impose. Each party shall be responsible for paying its own other costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this provision. I shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs, where authorized by contract or statute.
4. EQUITABLE RELIEF
I expressly agree and understand that in the event that I breach this Agreement it will result in irreparable harm to Global Eagle, and that the damages flowing from such breach cannot be adequately measured in monetary terms. I further expressly acknowledge that the remedy at law for any such breach of this Agreement will be inadequate. Accordingly, it is agreed that Global Eagle shall be entitled, among other remedies, to immediate equitable relief, from a court having jurisdiction over the matter including a temporary restraining order, preliminary injunction and permanent injunction for any such breach or threatened breach. The party prevailing in any such action or proceeding shall be paid all reasonable attorneys’ fees by the other party as well as costs.
5. GENERAL PROVISIONS

A.	This Agreement will be governed by the laws of the State of California.

B.
This Agreement and the offer letter to which it is appended sets forth the entire agreement and understanding between Global Eagle and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver or any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.
Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

D.
This Agreement may not be assigned by me without the prior written consent of Global Eagle. Subject to the foregoing sentence, this Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns.

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E.
The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof shall nevertheless be binding and enforceable. In the event that any provision of this Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Global Eagle and I agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.

I have had the opportunity to review this Agreement at my leisure and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I would be given the opportunity to allow my legal counsel to assist me in the review of this Agreement prior to my execution of this Agreement. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by Global Eagle. I have not entered into, and I agree I will not enter into any oral or written agreements in conflict herewith.
[signature page follows]

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I have read, and I understand and agree to comply with all conditions above without any reservation whatsoever.

Signature: /s/ Wale Adepoju	Date:	August 6, 2014

Print Employee Name: Wale Adepoju

Global Eagle Entertainment Inc.

By: /s/ David M. Davis

Name: David M. Davis

Title: Chief Financial Officer

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